Exhibit 99.1
Limelight Networks Initiates Search for New Member of Board of Directors
TEMPE, Az. — 24 OCT 2008 — Limelight Networks, Inc. (Nasdaq:LLNW) today announced that it has initiated a search for a new, independent director to serve on the company’s board of directors and audit committee.
On October 21, 2008, Limelight notified Nasdaq that, as a result of the appointment of Doug Lindroth to the role of senior vice president and chief financial officer and his resignation from the company’s board of directors, its audit committee is not comprised of at least three independent directors as required by Nasdaq Marketplace Rule 4350(d)(2)(A). Limelight received a Nasdaq Staff Deficiency Letter on October 22, 2008 acknowledging that Limelight does not currently meet the audit committee composition requirement set forth in Nasdaq Marketplace Rule 4350(d)(2)(A), and that Nasdaq will provide Limelight with a cure period, in accordance with Nasdaq Marketplace Rule 4350(d)(4)(B), to appoint a third independent director to its audit committee as required.
The company intends to appoint this new director to its audit committee by the date of its 2009 annual meeting of stockholders.
About Limelight Networks, Inc.
Limelight Networks, Inc. (Nasdaq: LLNW) is a content delivery partner enabling the next wave of Internet business and entertainment. More than 1300 Internet, entertainment, software, and technology brands trust our robust, scalable platform to monetize their digital assets by delivering a brilliant online experience to their global audience. Our architecture bypasses the busy public Internet using a dedicated optical network that interconnects thousands of servers and delivers massive files at the speed of light – directly to the access networks that consumers use every day. Our proven network and passion for service provides our customers confidence that every object in their library will be delivered to every user, every time. Read our blog at http://blog.llnw.com or visit http://www.limelightnetworks.com for more information.
Copyright © 2008 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Media Contact:
Paul Alfieri of Limelight Networks, Inc.
+1-917-297-4241
palfieri@llnw.com